Exhibit 99

             Infinity Property and Casualty Announces 102% Increase
                     in Net Earnings for the Second Quarter

    BIRMINGHAM, Ala., July 27 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance, today reported that second quarter net earnings increased 102% compared to the second quarter of 2003. Net earnings for the second quarter of 2004 were $24.8 million or $1.19 per share, on a fully diluted basis, compared to net earnings of $12.3 million or $0.60 per share for the second quarter of 2003. For the first six months of 2004, net earnings were $41.8 million or $2.00 per share, as compared with $23.8 million or $1.16 per share for the same period in 2003.

    Operating earnings, a non-GAAP measure, were $23.9 million or $1.15 per share for the second quarter of 2004 compared to $12.1 million or $0.59 per share for the second quarter of 2003. For the first six months of 2004, operating earnings were $39.8 million or $1.91 per share, as compared with $23.5 million or $1.14 per share for the same period in 2003. Operating earnings is defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.

    Underwriting income, a non-GAAP measure, was $25.4 million and $43.5 million in the second quarter and first six months of 2004, respectively. By comparison, $12.9 million and $22.5 million of underwriting income was earned in the second quarter and first six months of 2003, respectively. Infinity produced a GAAP combined ratio in the second quarter of 88.3%, compared to 92.2% in the second quarter of 2003. For the first six months of 2004, the GAAP combined ratio was 89.9% compared to the 93.2% in the first six months of 2003. Underwriting income is defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.

    Net written premiums for the quarter ended June 30, 2004 were $218.7 million compared with $169.8 million for the same period in 2003. Net written premiums for the first six months of 2004 were $460.9 million, a 16.3% increase over the $396.2 million in net premiums for the first six months of 2003. The increase in net written premiums in the second quarter and first six months of 2004 compared to the second quarter and first six months of 2003 is largely attributable to the reduction in the auto physical damage ceded premiums from 90% in the first six months of 2003 to 10% in the first six months of 2004. Excluding the auto physical damage quota share, net premiums written in the second quarter and first six months of 2004 were $226.5 million and $470.3 million, respectively compared to $249.5 million and $562.5 million for the same periods in 2003.

    Gross written premiums in Infinity's five franchise states of California, Connecticut, Florida, Georgia and Pennsylvania, which accounted for 80% of gross written premiums in the second quarter of 2004, were $183.6 million compared with $188.6 million for the same period in 2003. Premiums in the franchise states for the first six months of 2004 were $387.5 million compared to premiums of $384.1 million for the first six months of 2003.

    "We are very pleased with our continued improvement in both our underwriting results and net earnings," states James Gober, Infinity's Chairman, President and CEO. "We recognize, however, that our superior underwriting results must be accompanied by growth. While we are disappointed that this growth was not achieved in the second quarter, we are confident that the groundwork has been laid for meaningful growth in the remainder of the year with the rollout of new products in several key states, new agency appointments, intensified marketing campaigns and a variety of attractive agency incentives."


    2004 Earnings Guidance

    As a result of strong second quarter results and the improved outlook for the remainder of the year, Infinity is increasing its 2004 operating earnings guidance to a range of $3.45 to $3.65 from a range of $2.90 to $3.10.


    Forward-Looking Statements

    This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements which include the words "believes," "expects," "may," "should," "intends," "plans," "anticipates," "estimates," or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements. Examples of such forward looking statements include statements relating to Infinity's expectations concerning market and other conditions, future premiums, revenues, earnings and investment activities, expected losses and rate changes.

    Actual results could differ materially from those expected by Infinity depending on certain risks and uncertainties including but not limited to changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity's pricing methodologies, the presence of competitors with greater financial resources and the impact of competitive pricing, the ability to obtain timely approval for requested rate changes, judicial and regulatory developments adverse to the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends and acts of war and terrorist activities. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity's filings with the Securities and Exchange Commission.


    Conference Call

    The Company will hold a conference call to discuss 2004 first quarter results at 11:00 a.m. (ET) today, July 27. There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-800-237-9752 and providing the confirmation code 42191257. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Tuesday, August 3, 2004. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 91445302. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity's website, http://www.ipacc.com , click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity's website approximately one hour following the completion of the call and will be available for one year.



    Infinity Property and Casualty Corporation
    Statement of Earnings
    (in millions, except EPS)

                              For the Quarter        For the Six Months
                               Ended June 30,          Ended June 30,

                              2004         2003         2004        2003

    Income:
      Earned Premiums       $218.8       $165.9       $429.1      $331.4
      Investment Income (1)   17.1         13.4         33.1        27.6
      Realized Gains           1.4          0.2          3.0         0.5
      Other (2)                1.1          0.8          3.3         1.8
                             238.4        180.3        468.6       361.3
    Expenses:
      Loss, Loss Adjustment
       and Underwriting
       Expenses              193.4        153.0        385.5       308.9
      Interest Expense         2.7          1.2          5.1         2.4
      Other (3)                5.1          7.5         15.4        13.8
                             201.1        161.7        406.0       325.0
    Income before Taxes       37.3         18.7         62.6        36.3
    Income Taxes              12.4          6.4         20.8        12.5
    Net Earnings             $24.8        $12.3        $41.8       $23.8

    Net Earnings per Share
     -- Basic                $1.21        $0.60        $2.03       $1.17

    Weighted Average Shares
     -- Basic               20.565       20.347       20.549      20.347

    Net Earnings per Share
     -- Diluted              $1.19        $0.60        $2.00       $1.16

    Weighted Average Shares
     -- Diluted             20.857       20.586       20.861      20.503

    *columns may not foot due to rounding

     Notes:
     (1) Investment income for the three months and six months ended June 30, 2004 increased primarily due to a reduction in interest paid under the auto physical damage quota share, as well as an increase in the average invested assets balance as a result of the term loan offering.

     (2) Other income for the six months ended June 30, 2004 includes a $1.1 million pre-tax gain from the sale of a building in Dallas, TX.

     (3) Other expense for the six months ended June 30, 2004 includes a $3.4 million pre-tax loss from the write-off of unamortized debt issue costs as well as a $0.7 million pre-tax loss resulting from the sublease of excess office space.


    Infinity Property and Casualty Corporation
    Condensed Balance Sheet
    (in millions, except book value per share)

                                                      For the Period Ended
                                                     June 30,      March 31,
                                                       2004          2004

    Assets:
      Cash and invested assets (1)                  $1,398.8       $1,446.5
      Other assets                                     506.9          497.6
        Total assets                                $1,905.7       $1,944.1

    Liabilities and Shareholders' Equity:
      Unpaid losses and loss adjustment expenses      $680.0         $696.7
      Unearned Premium                                 387.7          389.2
      Long-term debt                                   199.3          199.3
      Other Liabilities                                157.3          169.7
        Total Liabilities                            1,424.3        1,454.8

    Total shareholders' equity (2)                     481.4          489.3
        Total liabilities and shareholders' equity  $1,905.7       $1,944.1

    Shares Outstanding                                20.565         20.565
    Book Value per Share                              $23.41         $23.80

    *columns may not foot due to rounding

     Notes:
     (1) The decrease in cash and invested assets from March 2004 is primarily from changes in the market value of the fixed income portfolio as a result of a general increase in market interest rates.

     (2) A decrease in unrealized capital gains of $32.1 million resulting from a general increase in market interest rates offset by net earnings of $24.8 million resulted in the decrease in shareholder's equity from March 2004.


    Definitions of Non-GAAP Financial and Operating Measures


    Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.


    Underwriting income measures the insurer's profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.


    Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:



                              For the Quarter        For the Six Months
                               Ended June 30,          Ended June 30,

     (in millions, except EPS)
                             2004         2003         2004        2003

     Premiums Earned        $218.8       $165.9       $429.1      $331.4
     Loss, Loss Adjustment
      and Underwriting
      Expenses               193.4        153.0        385.5       308.9

     Underwriting Income      25.4         12.9         43.5        22.5

     Investment Income        17.1         13.4         33.1        27.6
     Other Income              1.1          0.8          3.3         1.8
     Interest Expense on Debt (2.7)        (1.2)        (5.1)       (2.4)
     Other Expense            (5.1)        (7.5)       (15.4)      (13.8)

     Pre-Tax Operating Income 35.8         18.5         59.5        35.8

       Income Tax Expense     11.9          6.3         19.8        12.3

     Operating Earnings,
      after-tax               23.9         12.1         39.8        23.5

       Realized Gains          1.4          0.2          3.0         0.5
       Income Tax Expense      0.5          0.1          1.1         0.2
                               0.9          0.1          2.0         0.3

     Net Earnings            $24.8        $12.3        $41.8       $23.8

     Operating Earnings
      per Share -- diluted   $1.15        $0.59        $1.91       $1.14
     Net Realized Gains       0.04         0.01         0.09        0.02
     Net Earnings Per Share
      -- diluted             $1.19        $0.60        $2.00       $1.16

    *columns may not foot due to rounding


    Infinity also makes available an investor supplement on our website. To access the supplemental financial information, go to www.ipacc.com and click on "Investor Relations" followed by "Quarterly Reports".



SOURCE  Infinity Property and Casualty
    -0-                             07/27/2004
    /CONTACT: Roger Smith, Chief Financial Officer of Infinity Property and Casualty, +1-205-803-8188/
    /Web site:  http://www.ipacc.com/
    (IPCC)

CO:  Infinity Property and Casualty
ST:  Alabama
IN:  INS
SU:  ERN ERP CCA MAV